Exhibit 99.1

TandyBrands Accessories, Inc. Rod McGeachy President and Chief Executive Officer 214-519-5200	Halliburton Investor Relations Hala Elsherbini Senior Vice President 972-458-8000
Tandy Brands Reports Fiscal 2010 Third Quarter Earnings Results
•	Net sales increased 11 Percent to $27.7 million

•	SG&A reduced by $1.9 million

•	Adjusted EBITDA improved $3.2 million

•	Line of credit amended for more favorable terms
Dallas, Texas (May 12, 2010) — Tandy Brands Accessories, Inc. (Nasdaq: TBAC) today reported its financial results for the third fiscal quarter ended March 31, 2010.
Net sales for the quarter were $27.7 million, up 11 percent, compared to $25.1 million in the same period last year. Net sales of $7.7 million, related to the first quarter 2010 acquisition of certain assets of the Chambers Belt Company (Chambers), contributed to the third quarter net sales increase.
“Our company-wide focus on careful planning, opportunistic investments and strategic decision-making is driving tangible business results,” said Rod McGeachy, President and Chief Executive Officer of Tandy Brands. “We delivered significant improvements in net sales, selling, general and administrative expenses, adjusted EBITDA, and adjusted net income. These improvements met our internal expectations, and we will continue to focus our efforts on making Tandy Brands a stronger and more profitable organization.”
Selling, general and administrative expense declined $1.9 million to $11.2 million from $13.1 million reported in the year-ago quarter. The company also reported an adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) loss of $0.7 million for the 2010 third quarter, which included charges for certain acquisition-related items, compared to an adjusted EBITDA loss of $3.9 million in the year-ago period, an improvement of $3.2 million.

The company reported a net loss of $3.3 million, or ($0.48) per diluted share, for the quarter ended March 31, 2010, compared to a net loss of $12.3 million, or ($1.78) per diluted share, in the fiscal 2009 third quarter. The prior-year third quarter included an inventory write-down charge of $7.5 million and a restructuring charge of $0.8 million.
Third quarter 2010 results include a $1.2 million restructuring charge related to distribution and facilities consolidation charges announced in February 2010 and a $0.6 million charge resulting from increased earn-out payments on the Chambers acquisition due to net sales exceeding forecasts. Excluding these items, Tandy Brands reported an adjusted net loss of $1.6 million, or ($0.23) per diluted share, for the quarter ended March 31, 2010.
Nine-Month Results
For the first nine months of fiscal 2010, Tandy Brands reported net sales of $113.2 million, a 10 percent increase over net sales of $102.6 million in the same period of fiscal 2009. Chambers contributed $24.1 million of net sales during the nine-month period, which offset a $13.5 million, or 13 percent decline, in organic sales.
“In the midst of the current economic recession, despite retailers carrying less inventory, we continue to be successful in executing our growth strategy, strengthening our financial position and mitigating organic sales declines,” said McGeachy. “Our Product Lifecycle Management process allows us to implement tighter inventory management while moving to a more productive product mix across all segments.
“Additionally, the Chambers acquisition has exceeded our expectations. We have been able to leverage our core competencies in design, sourcing and distribution to drive significant sales growth while recognizing operational synergies. Overall, I am pleased with our third quarter and nine-month results, having achieved double-digit top-line growth and improved bottom-line results.”
Selling, general and administrative expenses improved $1.5 million to $38.2 million for the 2010 nine-month period, compared to $39.7 million reported in the year-ago period. The reductions were driven by $1.2 million of lower bad debt expenses and $2.9 million of lower facilities, employment and distribution expenses, and offset by $2.6 million of higher selling and distribution costs from the Chambers acquisition. The company reported adjusted EBITDA of $4.1 million for the first nine months of fiscal 2010 compared to an adjusted EBITDA loss of $1.5 million for the 2009 nine-month period, an improvement of $5.6 million.
Net income for the first nine months of fiscal 2010 was $4.6 million, or $0.65 per diluted share, compared to a net loss of $12.6 million, or ($1.82) per diluted share, for the 2009 comparable period. The fiscal 2010 results include $3.9 million from property and equipment sales, acquisition related costs, and income tax carrybacks; a bargain purchase gain of $1.4 million associated with the Chambers acquisition; and $1.4 million of restructuring charges relating to the previously described facilities closure and distribution consolidation. Excluding these items, the company reported fiscal 2010 adjusted net income of $1.0 million, or $0.14 per diluted share, which represents a $4.0 million improvement over fiscal 2009.

The fiscal 2009 results included an inventory write-down of $7.5 million, a restructuring charge of $0.8 million and $1.2 million of bad debt expenses. Excluding these items, the company reported a fiscal 2009 adjusted net loss of $3.0 million, or ($0.44) per diluted share.
Financial Position
At the end of the third quarter, the company had $35.0 million in working capital, including $20.7 million of receivables, $29.1 million of inventories, and borrowings of $7 million. On May 10, 2010, the company’s revolving line of credit was extended through October 31, 2012 and provides for more flexibility in its covenants.
“The improvements we have made in strengthening our operating performance have enabled us to negotiate improved terms of our $27.5 million credit facility. This additional flexibility will allow us to reinvest in our business and strengthen our working capital position,” McGeachy said.
Outlook
“Despite the challenging operating environment, we believe our long-term growth will be favorably affected by our methodical restructuring efforts to drive top-line growth and bottom-line profitability through clean inventory and expense control, supply chain management, brand enhancements and product quality,” said Mr. McGeachy. “We also continue to invest in our future by seeking opportunistic acquisitions in order to achieve our growth objectives.
“We reiterate our previously announced guidance of 8 to 12 percent net sales growth for fiscal 2010, with sharp improvements in profitability compared to fiscal 2009 results.”
Conference Call
Tandy Brands has scheduled a conference call for 10:00 a.m. Eastern Time (9:00 a.m. Central) today to discuss the third quarter results. To participate in the teleconference, investors should dial 877-317-6789, a few minutes before the start time and reference the Tandy Brands conference call. International callers should dial 1-412-317-6789. The conference call can also be accessed by visiting the investor relations section of the company’s Web site, www.tandybrands.com.
A replay of the call will be available through May 31, 2010 and can be accessed by dialing 877-344-7529 and entering confirmation code 440297. International callers may dial 1-412-317-0088.
About Tandy Brands
Tandy Brands is a leading designer and marketer of branded men’s, women’s and children’s accessories and gifts (including belts, small leather goods, eyewear, neckwear, and sporting goods). Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution.

Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the company’s specific market areas, changes in costs of goods and services and economic conditions in general and in the company’s specific market area. Those and other risks are more fully described in the company’s filings with the Securities and Exchange Commission.

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Operations
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2010	2009	2010	2009

Net sales	$27,687	$25,051	$113,235	$102,612
Cost of goods sold	17,030	15,876	71,035	65,666
Inventory write-down	—	7,504	—	7,504

	17,030	23,380	71,035	73,170

Gross margin	10,657	1,671	42,200	29,442
Selling, general and administrative expenses	11,189	13,116	38,187	39,651
Depreciation and amortization	665	444	2,045	1,487
Acquisition related costs	619	—	908	—
Restructuring charges	1,187	844	1,417	844

Total operating expenses	13,660	14,404	42,557	41,982

Operating loss	(3,003)	(12,733)	(357)	(12,540)

Interest expense	(178)	(140)	(864)	(508)
Other income	73	74	456	266
Acquisition bargain purchase gain	—	—	1,379	—

Income (loss) before income taxes	(3,108)	(12,799)	614	(12,782)

Income taxes (benefit)	220	(521)	(3,970)	(176)

Net income (loss)	$(3,328)	$(12,278)	$4,584	$(12,606)

Income (loss) per common share	$(0.48)	$(1.78)	$0.66	$(1.82)

Income (loss) per common share assuming dilution	$(0.48)	$(1.78)	$0.65	$(1.82)

Common shares outstanding	6,931	6,914	6,931	6,945

Common shares outstanding assuming dilution	6,931	6,914	7,097	6,945

Cash dividends declared per common share	$—	$—	$—	$0.04
The accompanying notes are an integral part of these consolidated financial statements.

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands)

	March 31	June 30
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$2,559	$3,670
Accounts receivable	16,280	19,566
Refundable income taxes	4,439	—
Inventories	29,051	23,022
Other current assets	4,738	8,282

Total current assets	57,067	54,540

Property and equipment	8,769	3,776

Other assets:
Intangibles	6,105	2,742
Other assets	866	908

Total other assets	6,971	3,650

	$72,807	$61,966

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$8,724	$9,369
Accrued expenses	4,487	8,056
Acquisition earn-out	1,836	—
Note payable	7,044	—

Total current liabilities	22,091	17,425

Other liabilities	3,425	2,825

Stockholders’ equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	—	—
Common stock, $1.00 par value, 10,000 shares authorized, 6,933 shares and 7,037 shares issued and outstanding	6,933	7,037
Additional paid-in capital	34,105	34,867
Retained earnings (deficit)	4,528	(56)
Other comprehensive income	1,725	984
Shares held by Benefit Restoration Plan Trust	—	(1,116)

Total stockholders’ equity	47,291	41,716

	$72,807	$61,966

The accompanying notes are an integral part of these consolidated financial statements.

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Non-GAAP Disclosures
(in thousands except per share amounts)
Our adjusted EBITDA, a non-GAAP measurement, is defined as net income (loss) before interest, taxes, depreciation and amortization, and certain acquisition related items. Adjusted EBITDA is presented because we believe it provides useful information about our business activities and also is frequently used by securities analysts, investors, and other interested parties in evaluating a company’s performance. Not all companies utilize identical calculations; therefore, our presentation of adjusted EBITDA may not be comparable to other identically titled measures of other companies. EBITDA and adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as substitutes for analysis of our results of operations as reported under U.S. generally accepted accounting principles (“GAAP”). The following table reconciles our GAAP net income (loss) to adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2010	2009	2010	2009
Net income (loss)	$(3,328)	$(12,278)	$4,584	$(12,606)
Income taxes	220	(521)	(3,970)	(176)
Interest expense	178	140	864	508
Depreciation and amortization	665	444	2,045	1,487
Acquisition bargain purchase	—	—	(1,379)	—
Acquisition related costs	619	—	908	—
Bad debt expense	(150)	101	71	1,218
Other income	(73)	(74)	(456)	(266)
Restructuring	1,187	8,348	1,417	8,348

Adjusted EBITDA (LBITDA)	$(682)	$(3,840)	$4,084	$(1,487)

We have provided adjusted net income disclosures, non-GAAP measurements, as we believe it is important for our stakeholders to understand the impact of certain items on our statements of operations. The following table reconciles our fiscal 2010 net income under GAAP to the adjusted net income disclosures.

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2010	2009	2010	2009
Net income (loss)	$(3,328)	$(12,278)	$4,584	$(12,606)
Net operating loss carrybacks	—	—	(4,439)	—
Property sale gain	—	—	(339)	—
Acquisition bargain purchase	—	—	(1,379)	—
Acquisition related costs	619	—	908	—
Restructuring	1,187	8,348	1,417	8,348
Bad debt expense	(150)	101	71	1,218
Acquisition deferred income taxes	60	—	203	—

Adjusted net income	$(1,612)	$(3,829)	$1,026	$(3,040)

Common shares outstanding assuming dilution	6,931	6,914	7,097	6,945
Adjusted income per common share assuming dilution	($0.23)	($0.55)	$0.14	($0.44)